Exhibit 99


FOR IMMEDIATE RELEASE
Contact:  Bryna Butler or Phyllis Wilcoxon
1-800-468-6682 or (740) 446-2631

          Ohio Valley Bank acquires Huntington National Bank branches.

     GALLIPOLIS, OHIO - James L. Dailey, chairman and chief executive officer of Ohio Valley Bank announced today [Monday] the signing of a definitive purchase agreement to acquire two West Virginia branches of The Huntington National Bank. The two offices had combined deposits of $27 million at December 31, 1998. These offices are the Milton office, located at 280 East Main Street, Milton, and the Barboursville office, located in the Krogers Supermarket at 5636 U.S. Route 60 East, Barboursville.

     Jeffrey E. Smith, president and chief operating officer of Ohio Valley Bank, commented, "Over the past few years, Ohio Valley Bank has enjoyed excellent growth. We are extremely pleased with this transaction. Milton and Barboursville combined with our Cross Lanes SuperBank and our Point Pleasant Office, will allow us to better serve western West Virginia.

     The purchase is subject to certain conditions, including the approval of regulatory authorities and is expected to be completed in the third quarter of 1999.

     Douglas J. Leech, president for Huntington Banks Southeast Region said, "At this time, the Milton and Barboursville offices are located outside our strategic footprint. We are pleased to have reached an agreement with a reputable financial institution located in this market who will work well with both the customers and employees at these offices."

     Ohio Valley Banc Corp. operates three subsidiaries: Ohio Valley Bank, now with 14 offices in Ohio and W.Va.; Loan Central, with four offices in Ohio; and Jackson Savings Bank of Jackson, Ohio. Ohio Valley Banc Corp. stock is traded on NASDAQ under the symbol OVBC.